Exhibit 10.1

SECOND AMENDMENT

TO THE

BONE BIOLOGICS CORPORATION

2015 EQUITY INCENTIVE PLAN

The Bone Biologics 2015 Equity Incentive Plan (the “Plan”) is hereby amended as follows, effective May 30, 2025:

3. Section 3(a)(i) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 30,629,489 (the “Share Reserve”).”

4. Section 3(c) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(c) Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 30,629,489 shares of Common Stock.”